Exhibit 99.27

CONSOLIDATING ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (UNAUDITED) (a)(b)

FOR THE THREE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(IN THOUSANDS)

	Three Months Ended December 31, 2012			Three Months Ended December 31, 2011
	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)	Swift Transportation Company	Central Refrigerated Transportation, Inc.	Total (recast)
Net income	$46,850	$7,834	$54,684	$36,812	$5,827	$42,639
Adjusted for:
Depreciation and amortization of property and equipment	49,758	4,727	54,485	51,204	4,315	55,519
Amortization of intangibles	4,204	—	4,204	4,405	—	4,405
Interest expense	27,613	906	28,519	35,212	1,171	36,383
Derivative interest expense	—	—	—	2,990	—	2,990
Interest income	(595)	(13)	(608)	(400)	(28)	(428)
Income tax expense	27,872	169	28,041	22,800	95	22,895

EBITDA	$155,702	$13,623	$169,325	$153,023	$11,380	$164,403

Non-cash impairments (c)	2,322	—	2,322	—	—	—
Non-cash equity compensation (d)	514	61	575	1,261	65	1,326
Non-cash impairments of non-operating assets (e)	5,979	—	5,979	—	—	—

Adjusted EBITDA	$164,517	$13,684	$178,201	$154,284	$11,445	$165,729

(a)	We define Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest and derivative interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) non-cash equity compensation expense, (v) non-cash impairments, (vi) other special non-cash items, and (vii) excludable transaction costs. We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our senior secured credit agreement for covenant compliance purposes and may differ from similarly titled measures of other companies. Adjusted EBITDA is not a recognized measure under GAAP. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, net income, cash flow from operations, operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows as a measure of liquidity.
(b)	On August 6, 2013, Swift Transportation Company (the “Company” or “Swift”) entered into a Stock Purchase Agreement with the shareholders of Central Refrigerated Transportation, Inc. (“Central”), pursuant to which the Company acquired all of the outstanding capital stock of Central (the “Acquisition”) in a cash transaction valued at $225 million. Mr. Jerry Moyes, the Chief Executive Officer and controlling stockholder of Swift, was the majority shareholder of Central. Given Mr. Moyes’ majority ownership in both Swift and Central, the Acquisition is accounted for as a combination of entities under common control similar to the pooling of interest method. Under common control accounting, the historical results of Central have been combined with Swift’s. The above Consolidating Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization for the three months ended December 31, 2012 and 2011 reflects the combination of the entities as if the Acquisition was effective on January 1, 2011.
(c)	In the fourth quarter of 2012, we incurred a $2.3 million impairment charge for a deposit related to certain fuel technology equipment and a related asset as the supplier ceased operations.
(d)	Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes
(e)	Swift Power Services, LLC (“SPS”), an entity in which we own a minority interest, failed to make its first scheduled principal payment and quarterly interest payment to us on December 31, 2012 due to a decline in its financial performance resulting from a legal dispute with the former owners and its primary customer. This caused us to evaluate the secured promissory note due from SPS for impairment, which resulted in a $6.0 million pre-tax adjustment that was recorded in Impairments of non-operational assets in the fourth quarter of 2012.